Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900
November 13, 2023
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
Re:    Jones Lang LaSalle Incorporated’s $400,000,000 aggregate principal amount of 6.875% Senior Notes due 2028
Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as special legal counsel for Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”), in connection with the registration by the Company of $400,000,000 aggregate principal amount of 6.875% Senior Notes due 2028 (the “Notes”) pursuant to a Registration Statement on Form S-3 ASR (Registration No. 333-274557) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to that certain Indenture, dated November 9, 2012 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 13, 2023 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (in such capacity, the “Trustee”).
In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the Registration Statement, (ii) the Indenture and (iii) the form of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

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Jones Lang LaSalle Incorporated November 13, 2023 Page 2

We have assumed further that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all legal right, power and authority to issue the Notes and to execute, deliver and perform its obligations under the Indenture and the Notes. We have also assumed the due authorization, execution and delivery of the Indenture by the Company and the Trustee and the due authorization of the Notes by the Company. We are aware of the delivery to you of the opinion of Womble Bond Dickinson (US) LLP, legal counsel as to Maryland law for the Company, dated as of the date hereof, which opinion is filed as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on the date hereof and to be incorporated by reference into the Registration Statement.

We assume for purposes of this opinion that the applicable trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the applicable trustee and constitutes the legally valid and binding obligations of such trustee, enforceable against such trustee in accordance with its terms; that the applicable trustee is in compliance, generally and with respect to acting as an agent under the Indenture with all applicable laws and regulations; and that the applicable trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes constitute binding obligations of the Company.
We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Jones Lang LaSalle Incorporated November 13, 2023 Page 3

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.
This opinion is furnished to you in connection with the filing of a Current Report on Form 8-K by the Company, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP